N   E   W   S        R   E   L   E   A   S   E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

PSS WORLD MEDICAL ANNOUNCES THREE EVENTS; NETTING NO CHANGE
TO THE COMPANY’S FISCAL YEAR 2005 EARNINGS GOAL
OF $0.51 — $0.55 PER DILUTED SHARE

Chiron Corporation Will Not Supply Fluvirin Influenza Virus Vaccine

Company Feels Impact From Unprecedented Hurricane Season

Company Negotiates Favorable Tax Settlement

Jacksonville, Florida (October 5, 2004) – David A. Smith, President and Chief Executive Officer of PSS World Medical, Inc. (NASDAQ/NM:PSSI), today commented “We have the following three events to release today:

1.)	“Chiron Corporation announced today that British Health authorities on Tuesday blocked Fluvirin® influenza vaccine shipments to any markets, including the United States. Chiron Corporation was expected to produce approximately one half of the U.S. vaccine supply for the 2004-2005 influenza season. If we do not receive any of our 6 million doses, which appears likely, we estimate this will impact revenues by approximately $44 million and earnings by approximately $0.04 per diluted share. This is truly a national health care crisis and we will do everything possible to assist our approximately 10,000 physician customers who were relying on our distribution services to vaccinate 6 million U.S. citizens. Tommy G. Thompson, Secretary of Health and Human Services, announced today that he and the Federal Drug Administration (FDA) will make every effort to negotiate with the British Health authorities for the release of any influenza vaccine to the United States that meets FDA standards.

2.)	“It is possibly no surprise to anyone that along with many other companies, we have been impacted by an unprecedented hurricane season. Approximately two-thirds of our Elder Care Business’ revenues and approximately half of our Physician Business’ revenues are derived from U.S. states that have been affected by the hurricanes. Some of our facilities were affected for up to five business days. The four hurricanes have impacted revenues as a result of the lives of our employees, customers and patients being disrupted. We also incurred additional costs for transportation, disaster preparation and recovery as well as customer and employee assistance. We estimate the impact on earnings for fiscal year 2005 will be approximately $0.03 per diluted share. The temporary impact to our earnings outlook pales in comparison to the 1,700 lives lost and the billions in property damages. We pray for the speedy recovery of all who have been affected by these storms.

3.)	“This past week, we reached a tentative settlement with the Internal Revenue Service that will result in a one-time reduction of income tax expense, relating to the previous divestiture of our European business. The settlement is expected to be finalized in the second half of fiscal year 2005. We estimate that it will increase fiscal year 2005 earnings per share by approximately $0.07 per diluted share and would also result in a cash refund of certain previously paid income taxes of $2 — $3 million.”

        “The net impact will be no change in our goal for GAAP earnings per diluted share of $0.51 -$0.55 for fiscal year 2005. Our business remains fundamentally strong, and we expect to deliver on our GAAP earnings goal this year,” concluded Mr. Smith.

MORE

        The Company will release results for its second quarter of fiscal year 2005 after the close of trading on October 27th and provide a live broadcast of its conference call with investors beginning at 8:30 a.m. Eastern time on October 28th. In addition, an online replay will be available starting approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.pssworldmedical.com or at www.fulldisclosure.com.

        PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. Specifically, forward-looking statements in this Press Release include, without limitation, the Company’s expected results in GAAP EPS, revenue, operating incomes and operating margins for continuing operations and discontinued operations for both the consolidated company and for each of its businesses in fiscal year 2005; the expected operational cash flow in fiscal year 2005; the ability to sustain revenue growth and expected growth rates of the marketing programs in its Physician and Elder Care Businesses; expectation of no flu vaccine sales during fiscal year 2005; the impacts on its business, marketing and sales operations as well as impacts sustained by its customers, both current and continuing, from the unprecedented hurricane season in 2004; and expected sales growth from durable medical equipment, housekeeping, revenues derived from home care and assisted living customers, our expectation to record an I.R.S .tax refund in fiscal year 2005, as well as other expectations of growth and financial and operational performance. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: pricing and customer credit quality pressures; the loss of any of our distributorship agreements and our reliance on relationships with our vendors; our reliance on a limited number of elder care customers; the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations and investigations involving the Company or its management; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliffs, changes in malpractice insurance rates and tort reform; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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